Dear Fellow Shareholder,

I’m reaching out because I need your help regarding the Broadview Opportunity Fund’s upcoming shareholder meeting. The purpose of the shareholder meeting is to approve an Agreement and Plan of Reorganization and Liquidation providing for the transfer of all of the assets and the assumption of all of the liabilities of the Broadview Opportunity Fund in exchange for Class Y shares the Madison Small Cap Fund, a series of Madison Funds, followed by the liquidation and dissolution of the Broadview Opportunity Fund (the “Reorganization”).

* Why is the Reorganization being proposed?

The Reorganization is part of a larger transaction involving Madison Asset Management, LLC (“Madison”), the investment adviser of the Madison Small Cap Fund, and Madison Investment Holdings, Inc., the parent corporation of Madison, pursuant to which Madison has agreed to acquire certain assets from Broadview Advisors, LLC. The Transaction is expected to close promptly following consummation of the Reorganization.

You were sent information on how to participate in the meeting by voting your Fund shares via proxy. Regardless of how you vote, please vote as soon as possible. Every vote is important and helps the Fund reach the minimum vote requirement for the meeting; scheduled for Thursday, August 22, 2019. The Board of Trustees of Broadview Funds Trust recommends voting in favor of the proposal, which is described in detail in the proxy statement you were previously sent.

To vote, please call Computershare, our proxy solicitor, toll-free at 1-866-612-1831. They are available Monday-Friday 8:00am-10:00pm Central time as well as on Saturday from 11:00am-5:00pm Central time. Computershare is happy to assist you by answering any questions about the proposal and recording your vote over the phone. Voting by phone is quick and easy.

It has been my pleasure to serve you through Broadview Advisors, LLC and I look forward to continuing to serve you as a portfolio manager of the Madison Small Cap Fund.

Best regards,

Rick Lane
Broadview Advisors, LLC

If you do not wish to receive any further commercial email, please reply to this email with 'UNSUBSCRIBE', or write to:
Broadview Advisors, LLC
330 E. Kilbourn Avenue, Suite 1475
Milwaukee, WI 53202